CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Metalla Royalty & Streaming Ltd.

We, KPMG LLP, consent to the use of our report dated August 21, 2020, with respect to the consolidated financial statements of Metalla Royalty & Streaming Ltd.,  incorporated by reference into this Form S-8.

Our report refers to a change in accounting policy for leases as of June 1, 2019 due to the adoption of IFRS 16 Leases.

   /s/ KPMG LLP

Chartered Professional Accountants

Vancouver, British Columbia

November 6, 2020